UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  September 29, 2009

(Date of earliest event reported)

D E E R E  &  C O M P A N Y

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.06.   Material Impairments.

On September 29, 2009, Deere & Company management concluded that a noncash charge of approximately $300 million after-tax for impairment of the value of goodwill will be recorded in the fourth quarter ending October 31, 2009 related to reduction of the value of the John Deere Landscapes reporting unit.  This goodwill charge was not included in the Company’s net income outlook of approximately $1.1 billion disclosed in the third quarter Quarterly Report on Form 10-Q filing with the U.S. Securities and Exchange Commission (“SEC”).  Deere & Company does not expect to be required to make any current or future cash expenditures as a result of the impairment.

The conclusion was made in connection with Deere & Company’s annual impairment testing of goodwill in accordance with Financial Accounting Standards Board Statement No. 142 (FASB ASC 350), Goodwill and Other Intangible Assets, in connection with the preparation of the financial statements to be included in Deere & Company’s Annual Report on Form 10-K for the fiscal year ending October 31, 2009.  The key factor contributing to the goodwill impairment was a decline in John Deere Landscapes’ forecasted financial performance as a result of weak economic conditions.

Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future events and financial performance.  These forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, because of, among other things, the risks and uncertainties found in the Company’s press releases and other SEC filings, including the risk factors identified under the heading “Risk Factors” in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deere & Company

Date	September 29, 2009	By: /s/ Gregory R. Noe
Gregory R. Noe
Secretary